EXHIBIT 16

                           Spear, Safer, Harmon & Co.
                        8350 N.W. 52nd Terrace, Suite 301
                              Miami, Florida 33166

October 22, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Miller Industries, Inc.; Commission File No.:  1-5926

We were previously the principal accountants for Miller Industries, Inc. and, under the date of June 23, 1998, we reported on the financial statements of Miller Industries, Inc. as of and for the years ended April 30, 1998 and 1997. On September 5, 1999, we declined to stand for reappointment as principal accountants. We have read Miller Industries, Inc.'s statements included under item 4 of its Form 8-K dated October 22, 1999 and we agree with such statements.

Very truly yours,

/s/ Spear, Safer, Harmon & Co.